Exhibit 8

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

September 18, 2012

Board of Directors

Northfield Bancorp, Inc.

581 Main Street, Suite 810

Woodbridge, New Jersey 07095

Re:	Material Federal Income Tax Consequences of Mergers

Ladies and Gentlemen:

We have acted as counsel to Northfield Bancorp, Inc., a Federal corporation with its principal place of business in Woodbridge, New Jersey (the “Northfield Bancorp”), and have been asked to opine on the U.S. Federal income tax consequences of the following mergers (“Mergers”): (i) the merger of Flatbush Federal Bancorp, MHC, a Federal mutual holding company (“Flatbush MHC”) with and into Northfield Bancorp, MHC, a Federal mutual holding company (“Northfield MHC”); (ii) the merger of Flatbush Federal Bancorp, Inc., a Federal corporation (“Flatbush Bancorp”) with and into Northfield Bancorp, Inc., a Federal corporation (“Northfield Bancorp”); and (iii) the merger of Flatbush Federal Savings and Loan Association, a Federal savings and loan association (the “Association”) with and into Northfield Bank, a Federal savings bank (the “Bank”) pursuant to the Agreement and Plan of Merger, dated as of March 13, 2012, by and between the Bank, Northfield Bancorp, Northfield MHC and the Association, Flatbush Bancorp and Flatbush MHC (the “Merger Agreement”). For purposes of this opinion, Flatbush MHC, Flatbush Bancorp and the Association shall be referred to as the “Flatbush parties” and Northfield MHC, Northfield Bancorp and the Bank shall be referred to as the “Northfield parties.” Subject to certain approvals and conditions, the Mergers will be consummated in the manner set forth in the Merger Agreement. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

For purposes of this opinion, we have reviewed the Registration Statement on Form S-4 filed by Northfield Bancorp (“Registration Statement”), the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)	The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.

LUSE GORMAN POMERENK & SCHICK

    A PROFESSIONAL CORPORATION

Northfield Bancorp, Inc.

September 18, 2012

(ii)	The Mergers will be completed in the manner set forth in Section 2.01 of the Merger Agreement and in the Registration Statement, including the Proxy Statement of Flatbush Bancorp and Prospectus of Northfield Bancorp contained therein.

(iii)	The representations as to fact contained in the letters of representation from the Flatbush parties and the Northfield parties to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material Tax Consequences of the Mergers,” we are of the opinion that under current Federal income tax laws the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended from time to time.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement as filed with the SEC. We also consent to the references to our firm in the joint Proxy Statement of Flatbush Bancorp and Prospectus of Northfield Bancorp contained in the Registration Statement under the captions “Description of the Merger (Proposal 1)—Material Tax Consequences of the Merger” and “Legal Matters.”

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

Luse Gorman Pomerenk & Schick
A Professional Corporation